EXHIBIT 99.1

Paramount Gold Closes Above-Market Financing

Thursday, January 5, 2006, 9:05 am ET

Ottawa, Ontario – (BUSINESS WIRE) – January 5, 2006 – Paramount Gold Mining Corp. (OTC:PGDP and Frankfurt:P6G) is pleased to report that it has closed a US$500,000 financing of restricted stock at US$3.20 per share. There are no warrants attached and no finder fees were paid.

Chris Crupi, President and CFO, commented “We are very pleased to close a financing at a premium to the current market price of our stock. We have received tremendous interest from the investment community given the spectacular results we announced at San Miguel in Mexico, and the news of our recent acquisition of the La Blanca property next to San Miguel containing a drill-indicated resource of 29 million ounces of silver. An existing shareholder, Alpha Capital in London, decided to invest $500,000 at a premium as we have agreed to grant them the right to participate in future financings, which they place a significant value on.”

Paramount will use the funds to commence drill programs at their San Miguel and newly-acquired La Blanca projects in Mexico, and their Linda project in Peru (a partnership with Minera ABX Exploraciones, a subsidiary of Barrick Gold (NYSE:ABX), now the world’s largest gold company. The Company is currently in the process of securing the required permits, and plans to begin drilling in February 2006.

About Paramount Gold

Paramount Gold Mining Corp. is a precious metals exploration and development company. It is management's objective to grow Paramount into a significant gold and precious metals producer by developing the San Miguel and Linda projects in Mexico and Peru, and by acquiring other advanced-stage projects and/or producing mines in the most prolific precious metal districts in the world. The Company trades on the OTC market under the symbol “PGDP” and on the Frankfurt Exchange under the symbol “P6G”. For more information, please visit the Company’s web site at: www.paramountgold.com (now available in the following languages: English, German, French, Spanish, and Mandarin).

Contact:

Investor Relations:

Skyline Communications, 613-226-9881

toll-free: 1-866-481-2233

or

Haynes Capital Corp.

416-850-2176 (Investor Relations)